EXHIBIT 23.3
[Letterhead of Ryder Scott Company, L.P.]

CONSENT OF RYDER SCOTT COMPANY,  L.P.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, as amended, of Marathon Oil Corporation to be filed with the Securities and Exchange Commission on or about September 17, 2010, of all references to our firm and information from our summary reports on audits of the estimated quantities of certain proved reserves of oil and  gas, net to the Company’s interest, included in or made a part of Marathon Oil Corporation’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2009. We also consent to the filing of our revised summary report on auditsof the estimated quantities of certain proved reserves of oil and gas , net to the Company’s interest, as an exhibit to the Registration Statement and the reference to us under the heading “Experts” in the prospectus forming part of such Registration Statement.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
September 17, 2010